Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Announces Extension of Expiration Time for

Tender Offer for

All Outstanding Shares of Schuff International, Inc.

HERNDON, VA—(Marketwired - September 22, 2014) - HC2 Holdings, Inc. (“HC2”) (OTCQB: HCHC) today announced that it has extended the expiration time of its previously announced tender offer for all of the outstanding shares (the “Shares”) of common stock of Schuff International, Inc. (“Schuff”) that it does not already own (the “Offer”) to September 29, 2014 at 5:00 PM, New York City Time, unless further extended (the “Expiration Time”). Accordingly, holders who validly tender their Shares before the Expiration Time will be eligible to receive the previously announced $31.50 per Share, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding.

HC2 has been informed by the Depositary for the Offer that as of September 19, 2014 at 5:00 PM, New York City time, 612,849 Shares had been tendered in the Offer. Giving effect to the purchase by HC2 of the Shares tendered to date, including Shares tendered by Schuff’s directors and officers, HC2 would own, upon the consummation of the Offer, 86% of the outstanding Shares. The number of Shares tendered to date, including Shares tendered by Schuff’s directors and officers, represents 53% of the outstanding Shares not owned by HC2 prior to the Offer. However, the number of Shares tendered to date does not meet the Majority-of-the-Minority Condition described in the Offer to Purchase (as defined below), which excludes shares tendered by Schuff’s directors and officers.

Additionally, HC2 today announced that it has irrevocably waived the Financing Condition described in the Offer to Purchase. All other terms, provisions and conditions of the Offer will remain in full force and effect. Such terms, provisions and conditions are set forth in HC2’s Offer to Purchase, dated August 20, 2014 (the “Offer to Purchase”), copies of which were previously distributed to eligible holders of the Shares. The conditions to which the Offer is subject include, among others: (i) the Majority-of-the-Minority Condition; and (ii) the 90% Condition described in the Offer to Purchase.

The Depositary for the Offer is American Stock Transfer & Trust Company, LLC. The Information Agent for the Offer is Georgeson. The Offer documents, including the Offer to Purchase, may be obtained at no charge by directing a request by mail to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or by calling toll-free at (888) 505-9118.

About HC2

HC2 operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. As of the commencement of the Offer, HC2 owned 70% of Schuff, the largest steel fabrication and erection company in the United States. HC2’s indirectly wholly owned subsidiary PTGi International Carrier Services, Inc. (“PTGi ICS”) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. HC2 owns a majority interest in ANG Holding, Inc., a premier retailer of compressed natural gas (CNG) motor fuel in the United States. HC2’s indirectly wholly owned subsidiary Genovel Orthopedics, Inc. is researching the development of innovative products to treat early osteoarthritis of the knee. Founded in 1994, HC2 is headquartered in Herndon, Virginia. For more information, visit: www.HC2.com.

About Schuff International, Inc.

Schuff (PINKSHEETS: SHFK) and its family of steel companies is the largest steel fabrication and erection company in the United States. The 37-year-old company executes projects throughout the country as well as internationally. Schuff offers integrated steel construction services from a single source including design-build, design-assist, engineering, BIM participation, 3D steel modeling/detailing, fabrication, advanced field erection, project management, and single-source steel management systems. Schuff employs approximately 1,300 people throughout the country. For more information, visit: www.schuff.com.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com

For information on Schuff International, Inc., please contact:

Michael Hill

Vice President and CFO

mike.hill@schuff.com

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